Exhibit 10.40

SALES AGREEMENT AND

JOINT ESCROW INSTRUCTIONS

THIS SALES AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of this 15th day of December, 2006 (the “Effective Date”), by DP Industrial LLC, a Delaware limited liability company (hereinafter “Seller”) and KBS Capital Advisors, LLC, a Delaware limited liability company (hereinafter “Purchaser”). This Agreement constitutes both an agreement between Purchaser and Seller and joint escrow instructions to Chicago Title Insurance Company (“Escrow Agent”) with respect to the transactions contemplated hereby.

WITNESSETH:

For and in consideration of the mutual covenants and conditions herein contained, Seller and Purchaser agree as follows:

1. Property. Seller agrees to sell and convey, and Purchaser agrees to purchase and pay for three parcels of real property located in McDonough, Henry County, Georgia: the first consisting of approximately 7.061 acres and containing a 150,875 square foot building, with a common address of 220 Midland Court, McDonough, GA; the second consisting of approximately 16.420 acres and containing a 314,755 square foot building, with a common address of 197 King Mill Road, McDonough, GA; and the third consisting of approximately 14.7 acres and containing a 320,160 square foot building, with a common address of 90 King Mill, McDonough, GA; all of which parcels are described more particularly in Exhibit A, attached hereto and incorporated herein (all of which parcels shall be referred to as the “Real Estate” and all of which buildings shall be referred to herein as the “Buildings”). This conveyance includes, without limitation: all of Seller’s right, title and interest in and to (i) any land lying in the bed of any street (opened or proposed) adjacent to or abutting or adjoining such Real Estate, together with all rights, privileges, rights of way and easements appurtenant to such Real Estate (collectively, the “Real Property”), (ii) all buildings and other improvements located thereon, including the Buildings (the “Improvements”, and, together with the Real Property, the “Premises”), (iii) all items of personal property owned by Seller and located on the Premises or used exclusively in connection with the ownership or operation of the Premises, including without limitation, all furniture, fixtures, equipment, machines, apparatus, appliances, supplies and personal property of every nature and description and all replacements thereof (collectively, the “Personal Property”), which Personal Property shall specifically exclude (x) any items of personal property owned or leased by tenants at or on the Premises under the Leases (as hereinafter defined), and (y) any items of personal property owned by third parties and leased to Seller, (iv) any and all written leases now described on the attached Exhibit C, or to the extent permitted herein, all leases hereafter affecting the Premises (collectively, the “Leases”), and (v) all of Seller’s interest in the service contracts (the “Service Contracts”) described on the attached Exhibit E, to the extent Purchaser elects to assume the same. All items referred to in clauses (i), (ii), (iii), (iv) and (v), are herein collectively referred to as the “Property”.

2. Purchase Price. The total purchase price of the Property shall be the amount of Thirty Seven Million One Hundred Thousand and No/100 Dollars ($37,100,000.00) (the

“Purchase Price”), payable by wire transfer of immediately available funds at Closing (as hereinafter defined, plus or minus prorations and other adjustments hereunder).

3. Deposit. Within two (2) business days after the Effective Date, Purchaser shall deliver a signed copy of this Agreement to the Escrow Agent, along with a deposit (the “Deposit”) in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) in cash, certified check or cashier’s check payable to Escrow Agent, or other readily available funds, which Deposit shall be deposited and held in escrow by Escrow Agent during the pendency of this Agreement. Any interest accruing upon the Deposit shall be for the benefit of the Purchaser, and shall be released by Escrow Agent to Purchaser from time-to-time upon Purchaser’s unilateral demand therefor. Purchaser shall be responsible for paying any taxes attributable to such interest.

4. Feasibility Period. From and after the Effective Date through December 19, 2006 (the “Feasibility Period”), Purchaser shall be, at Purchaser’s sole cost and expense, entitled (i) to inspect the Property to conduct such tests, surveys, analyses and feasibility studies of or with respect to the Property as Purchaser deems necessary or advisable; (ii) to meet with governmental entities regarding the feasibility of development of, and other matters relating to, the Property; and (iii) review and copy Seller’s files relating to the Property. In no event shall Seller be obligated to deliver or make available to Purchaser any of Seller’s internal memoranda, attorney-client privileged materials or appraisals of the Property, if any. Without limiting the generality of the foregoing, Purchaser (and persons or entities authorized by Purchaser) shall, subject to prior notice to Seller, have the right and authority to go upon the Premises, from time to time on one or more occasions, for feasibility determinations including, without limitation (1) determining the adequacy, cost and availability of utilities, access, zoning and other restrictions on the use of the Property; (2) performing environmental, soils and subsoil tests, engineering and drainage studies; (3) obtaining any necessary entitlements or permits; (4) determining the economic feasibility of future development of the Property as related to Purchaser’s use of the Property; and (5) conducting tenant interviews, provided, however, that any such tenant interviews shall be coordinated and arranged by Seller and Seller shall have the opportunity to be present during such tenant interviews. Purchaser must also coordinate with Seller and any such tenant prior to entering into any portion of the Premises that is demised under an existing Lease. Seller also shall make available to Purchaser for interviews regarding the Property, Cathy Sanders, the person responsible for in-house property management of the Property for Seller.

Seller agrees to reasonably cooperate with Purchaser in connection with the tests, investigation and inspection of the Property. If Purchaser determines, in Purchaser’s sole and absolute discretion, that the Property is not suitable for any reason or no reason, Purchaser shall notify Seller and Escrow Agent in writing on or before expiration of the Feasibility Period and upon such notice this Agreement shall terminate, Escrow Agent shall return the Deposit to Purchaser, and neither Purchaser nor Seller shall have any further rights or obligations hereunder, except for those obligations that expressly survive by their terms. If Purchaser notifies Seller that the Property is suitable for the purposes contemplated hereby, Purchaser’s right to object pursuant to this Section 4 shall be waived and of no further force or effect, and the Deposit shall become nonrefundable to Purchaser, except as otherwise provided in this Agreement, but remain applicable as a credit to the Purchase Price at Closing. Should Purchaser fail to give the notice described in the preceding sentence on or before the expiration of the Feasibility Period, then Purchaser shall be deemed to have elected to terminate this Agreement, in which case Escrow

Agent shall return the Deposit to Purchaser, and neither Purchaser nor Seller shall have any further rights or obligations hereunder. All reports relating to the environmental condition of the Property (other than any such reports commissioned by Purchaser’s lender), including without limitation the presence on, in or under the Property of any hazardous material or other controlled or regulated substance, shall first be issued in draft form and Seller shall have one (1) business day in which to review and comment on the form and content thereof before such reports are finalized. Additionally, until the Closing, Purchaser, its agents, contractors, consultants, employees or invitees (“Purchaser Representatives”), shall treat all Confidential Information obtained or derived from Seller or Purchaser’s investigation of the Property as confidential and, unless required to do so by applicable law, shall not disclose any Confidential Information prior to obtaining Seller’s written consent. As used herein, “Confidential Information” means information concerning or relating to the Seller, the Property or any tenants at the Property which is not available to the general public. Notwithstanding the foregoing, Confidential Information shall not include any information which (i) was in the public domain at the time it was disclosed to Purchaser, (ii) became public subsequent to the time Purchaser received it through no fault of any Purchaser Representatives, (iii) was in Purchaser’s possession and was not subject to another confidentiality agreement, or (iv) was disclosed with prior written approval of Seller. Notwithstanding the foregoing, Purchaser (or its permitted assignees) may disclose Confidential Information, (a) to its lender, if any, and (b) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, Purchaser or its permitted assignees, provided, however, that Purchaser shall use reasonable efforts to ensure that the recipients of such information are bound by such confidentiality covenants. In the event Purchaser or its agents, contractors, consultants, employees or invitees are required by law to disclose any Confidential Information regarding the Property, as promptly as possible but in no event less than three (3) business days prior to such disclosure unless required by law to disclose such information sooner, Purchaser shall notify Seller in writing of (1) the specific Confidential Information required to be disclosed, (2) the specific law or laws requiring disclosure, and (3) the persons, entities or agencies to whom disclosure is required. Purchaser shall promptly repair any damage caused to the Property as a result of its entry and inspections, and shall restore the Property to its condition existing prior to such entry or inspection by Purchaser. Purchaser shall indemnify, hold harmless and defend Seller and Seller’s affiliates, partners, agents and employees from any and all liability, loss, cost, damage or expense (including reasonable attorney’s fees), of whatsoever nature relating to or in connection with any injury to persons or damage to property (“Claims”), where such injury or damage arises from or relates to the entry upon or inspection of the Property by Purchaser, its agents, or employees; provided, however, that Purchaser shall have no liability for any Claims arising out of the mere discovery of any pre-existing condition at the Property or for any matters caused by Seller’s gross negligence or willful misconduct. Notwithstanding anything to the contrary herein, Purchaser’s duty of restoration, repair and indemnification under this Section 4 shall survive any termination of this Agreement, and Purchaser’s duty of indemnification under this Section 4 shall survive the transfer of title as provided herein. Prior to commencing any intrusive test or investigation, including without limitation soil and water drilling or boring, Purchaser shall notify Seller in writing of the scope and nature of the intended testing or investigation and shall obtain Seller’s prior written consent thereto which consent may be given or withheld in Seller’s sole discretion.

To assist Purchaser’s feasibility determination, within three (3) business days after the Effective Date, Seller, shall (to the extent it has not already done so) make available to Purchaser to review and copy at Purchaser’s sole cost and expense at Seller’s offices listed in

Section 14(b)(1) hereof, the following documents for the Property to the extent that such documents are in Seller’s actual possession and are readily available to Seller: (i) a current rent roll and aging receivables report, for the current year and last three calendar years (including rent steps, CPI increases and base year expense stops) and operating statements for the current year and last three calendar years, (ii) all existing leases and modifications and amendments thereto and hard copies of all lease correspondence contained in Seller’s paper lease files (but not any electronic correspondence or files), (iii) all pending leases, lease proposals and letters of intent under negotiation between Seller and prospective tenants, (iv) all current title insurance policies, (vi) copies of all existing environmental reports, soils studies and engineering reports (so long as Seller is authorized to disclose such reports), (vii) all material contracts and agreements affecting the Property that will survive Closing, including, without limitation, those pertaining to service, labor, construction, management, leasing and maintenance, (viii) copies of the most recent property tax bills, (ix) any final plans, specifications and surveys, (x) all licenses and permits relating to the Property and pending applications to governmental entities, (xi) copies of all documents regarding outstanding litigation, liens or threatened claims, (xii) all building and occupancy permits, including certificates of occupancy, if available, (xiii) a list of any personal property constituting the Property in which Seller has an interest, if any, ((i) through (xii) collectively, the “Delivered Documents”).

Purchaser has informed Seller that it is required by law to complete with respect to certain matters relating to the Property an audit commonly known as a “3-14 Audit” (the “Purchaser’s 3-14 Audit”). In connection with the performance of Purchaser’s 3-14 Audit, Seller agrees to reasonably cooperate with Purchaser, at Purchaser’s sole cost and expense, regarding Purchaser’s 3-14 Audit requirements. Seller’s cooperation shall be limited to making its books and records for the calendar years 2005 and 2006 with respect to the Property available for inspection during normal business hours upon not less than two business days prior notice. The Seller’s obligations under this paragraph shall survive for the six (6) month period after Closing.

Purchaser acknowledges that many of the documents and materials provided pursuant to this Section 4 were prepared by third parties other than Seller, and in several instances, were prepared prior to Seller’s ownership of the Property. Seller makes no representation or warranty as to the accuracy or completeness of the contents of any of such documents or materials prepared by unaffiliated third parties. No lack of documentation available or perceived deficiency in the such documents or materials relating to the Property or failure of Purchaser to review such documents or materials or failure of Seller to deliver such documents or materials to Seller shall in any event be deemed a default by Seller hereunder.

Purchaser shall return all documents, instruments and agreements relating to the Property which were delivered by Seller to Purchaser pursuant to this paragraph, and any and all copies Purchaser has made of such documents, instruments and agreements relating to the Property, and copies of any studies, reports or test results obtained by Purchaser in connection with its inspection of the Property, at such time as this Agreement is terminated for any reason. The agreements set forth in this paragraph shall survive any termination of this Agreement.

5. Title Report and Survey.

a. Title Report. Seller has delivered or caused to be delivered to Purchaser a preliminary title report covering the Real Property, together with copies of all documents referred to in such preliminary title report (the preliminary title report and such documents are referred to collectively as “Title Report”).

b. Survey. Seller has delivered to Purchaser its existing ALTA surveys as follows: 220 Midland dated November 1, 2001; 197 King Mill dated December 4, 2001; and 90 King Mill dated November 1, 2001, with respect to the Real Property (together, the “Surveys”). Seller shall cause such Surveys to be updated to a current date as soon as reasonably possible.

c. Review of Title Report and Survey. Purchaser shall have until the end of the Feasibility Period (the “Title Examination Period”), to examine the Title Report and the updated Surveys and to specify to Seller, by a written notice provided to the notice address provided herein, those items reflected on the Title Report and updated Surveys which Purchaser will accept as permitted exceptions to title (“Permitted Exceptions”), and those items which Purchaser finds objectionable (“Title Objections”). If Purchaser does not deliver to Seller a written notice specifying Permitted Exceptions and Title Objections by the expiration of the Title Examination Period, then all items reflected on the Title Report shall be considered Permitted Exceptions. Seller shall have until one (1) business day prior to the Closing to cure the Title Objections, or to notify Purchaser that Seller will not or is not able to cure such Title Objections prior to Closing, provided, however, that if Seller fails to provide such notice, then Seller shall be deemed to have elected not to cure such Title Objections. Notwithstanding the foregoing, Seller shall be obligated to remove, at or prior to Closing, all mortgages, deeds of trust or any other monetary liens encumbering the Property which are suffered or incurred by Seller of a definite or ascertainable amount which may be removed by the payment of money.

d. Uncorrected Title Objections. If Seller, in Seller’s discretion, elects not to cause the Title Objections to be corrected or removed on or prior to Closing, Purchaser may (i) elect to terminate this Agreement by giving Seller written notice of its election thereof on or prior to Closing, in which event the Deposit shall be returned to Purchaser, and, except as provided otherwise hereunder, both parties shall be released from all further obligations under this Agreement, or (ii) elect to purchase the Property subject to any Title Objections not so corrected or removed.

6. Warranties and Representations.

a. Seller’s Warranties and Representations.

(i) Seller hereby represents and warrants to Purchaser as follows:

(1) Authority. Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has full power and authority to consummate this transaction. This Agreement, and all other documents delivered by Seller to Purchaser in connection with this transaction that have been executed by Seller, have been or shall be duly authorized, executed and delivered by Seller, and are the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy or other laws or principles relating to the limitation of rights of contracting parties generally). All consents required in order for Seller to execute, deliver and perform this Agreement have been obtained or will be obtained prior to Closing.

(2) Foreign Person; Tax Exempt Entities. The Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

(3) Condemnation and Litigation. There is no pending or, to Seller’s knowledge, threatened, condemnation, annexation, moratorium or similar proceedings affecting the Property or any portion thereof. There is no pending action, suit, or other proceeding (“Suit”) or to Seller’s knowledge threatened Suit affecting the Property or any portion thereof.

(4) Environmental. To Seller’s knowledge, no governmental authority has notified Seller in writing of the need to take corrective action regarding the particular elimination or control of Hazardous Materials on or about the Property.

(5) Service Contracts. Seller has not entered into any service or maintenance agreements or contracts affecting the Real Property which will be in effect upon Closing or which are not subject to a right to terminate by Seller upon no more than thirty (30) days prior notice without payment of any termination fee thereunder.

(6) Leases. Copies of all Leases in effect as of the Effective Date, and all amendments thereto and guaranties thereof, if any, have been furnished by Seller to Purchaser and to Seller’s knowledge, the copies so provided are true and complete, and a true, correct and complete list of the Leases and any security deposits related thereto is attached hereto as Exhibit C. The Leases have not been amended, modified or terminated, except as indicated on Exhibit C. Seller further represents that (i) the Leases are presently in full force and effect without any default thereunder by Seller or, to Seller’s knowledge, the applicable tenant; (ii) there are no events which with the giving of notice or the passage of time or both would constitute a default under the Leases by Seller or, to Seller’s knowledge, the applicable tenant; (iii) no tenant has prepaid rent by more than thirty (30) days in advance; (iv) any tenant improvements that Seller, as landlord, is obligated to complete in connection with the initial term of any such Lease, have been completed and accepted by the applicable tenant; (v) Seller has paid all outstanding leasing commissions and tenant allowances with respect to the Leases for the current term of any Lease, except as indicated on Exhibit D attached hereto; and (vi) no tenant has notified Seller, as landlord, in writing, of any default by Seller pursuant to a Lease that remains uncured.

(7) No Violations. Seller has not received notice in writing from a governmental agency having jurisdiction over the Property that the Property or any part thereof is (as of the date hereof) in violation of, and to Seller’s knowledge, the Property is not in violation of, any federal, state or local law, ordinance, rule or regulation applicable to the Property.

(8) OFAC. Neither Seller nor any of its affiliates, nor any of their respective partners, or to Seller’s knowledge, any of their members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(9) Seller’s Knowledge. As used in this Agreement, “Seller’s knowledge” shall mean the actual knowledge of Bruce D. Storey, without imputation or the duty of independent investigation or inquiry.

b. Purchaser’s Warranties and Representations. Purchaser hereby represents and warrants to Seller as follows:

(i) Authority. Purchaser is a Delaware limited liability company, duly organized and validly existing under the laws of the State of Delaware, and has full power and authority to consummate this transaction. This Agreement, and all other documents delivered by Purchaser to Seller in connection with this transaction, have been or shall be duly authorized, executed and delivered by Purchaser, and are the legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy or other laws or principles relating to the limitation of rights of contracting parties generally.) All consents required in order for Purchaser to execute, deliver and perform this Agreement have been obtained or will be obtained prior to Closing.

(ii) Neither Purchaser nor any of its affiliates, nor any of their respective partners, or to Purchaser’s knowledge, any of their members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

c. Survival of Warranties. The representations and warranties of Purchaser and Seller contained in this Agreement shall survive the Closing and delivery of the Limited Warranty Deed and other transfer documents for a period of one hundred eighty (180) days; provided, however, notice of any claim for breach of any representation or warranty by any party must be given to the other within one hundred eighty (180) days from the date of the Closing or the applicable claim shall be deemed waived. Subject to, and except as otherwise provided in, the terms and conditions set forth in Section 6(d) and Section 10 below, each party agrees that in the event of default, each party may sue the other for specific performance and damages, but in no event shall either party recover from the other punitive or consequential damages.

d. Limitations on Liability for Breaches of Representations. Notwithstanding anything contained herein to the contrary, (a) Seller shall not be liable to Purchaser under this Agreement with respect to a breach of a representation or warranty by Seller under this Agreement unless (x) such breach consists of (i) a breach of a representation or warranty by Seller discovered following Closing, or (ii) an Intentional Breach, and (y) the aggregate of all amounts of

Purchaser’s monetary damages arising out of all such breaches shall exceed $25,000.00, provided, however, in no event shall the liability of Seller with respect to any such breaches of representations by Seller provided for in this Agreement exceed in the aggregate $600,000.00 (however, such $600,000.00 cap shall not apply to any liability of Seller arising out of the provisions of Sections 8(d), 8(e), 8(f), 8(g), 8(h) or 11), and (b) if prior to the Closing, Purchaser obtains actual knowledge (from whatever source whatsoever, including, without limitation, any tenant estoppel certificates or any of the documents delivered to Purchaser, as a result of Purchaser’s due diligence, or the inclusion of any information in any written disclosure by Seller or Seller’s agents and employees) of any inaccuracy or breach of any representation contained in this Agreement, excluding, however, any Intentional Breach (other than an Intentional Breach of which Purchaser has actual knowledge prior to Closing and fails to provide notice to Seller at or prior to Closing) (a “Purchaser Waived Breach”) and nonetheless proceeds with and consummates the Closing, then Purchaser shall be deemed to have waived and forever renounced any right to assert a claim or cause of action for damages under this Agreement, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Purchaser Waived Breach. For purposes of the foregoing, an “Intentional Breach” shall mean (i) any intentional material breach of any Seller representation as of the date hereof or as of the Closing Date (which for purposes hereof, shall mean an intentional false statement respecting a material matter of fact made by Seller with the intent to deceive or mislead), or (ii) any material inaccuracy in any Seller representation subsequent to the date hereof resulting from any intentional acts or omissions of Seller in violation of the express terms of this Agreement. Notwithstanding the foregoing, in all events Purchaser must file a cause of action with respect to any such breach of a Seller representation or warranty in a court of competent jurisdiction within thirty (30) days of the earlier of (x) the date Purchaser provides written notice of any such breach to Seller and (y) the expiration of one hundred eighty (180) days after the later of the termination of this Agreement (if the Closing does not occur as a result of such breach) or the Closing Date (if the Closing does occur notwithstanding such breach).

7. Condition of Property. Purchaser agrees that it is purchasing the Property “As-Is” and “With All Faults”, with no warranties of any kind, express or implied, with respect to the Property or the condition thereof, except as otherwise expressly set forth in this Agreement. By closing this transaction, Purchaser thereby releases Seller from all damages, claims, liabilities and obligations, whether known or unknown, arising from or related to physical aspects of the Property, including without limitation the physical condition of the Property, the presence or absence of Hazardous Materials in, on, under or affecting the Property and the compliance of the Property with laws, ordinances, rules or regulations. For purposes hereof, “Hazardous Material” shall mean any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, oil or other petroleum related product as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Clean Water Act, or any other federal, state, or local environmental law, regulation, including any ordinance, rule, or bylaw relating directly or indirectly to hazardous substances, pollutants, or the environment including, without limitation, all laws, and rules or regulations dealing with Hazardous Materials and environmental matters, whether existing on or before the date hereof or subsequently enacted. This Section 7 shall survive the Closing. Notwithstanding anything in this paragraph to the contrary, the provisions of this Article 7 shall not apply to, and Purchaser does not release Seller from, (a) any damages, claims, liabilities or obligations arising out of or in connection with a breach of any covenant, representation or warranty of Seller set forth in this Agreement or any of the documents executed by Seller in connection with this Agreement or (b) Seller’s fraud.

a. Seller’s Operation of Property. Seller agrees to: (i) operate and maintain the Property in its current condition, ordinary wear and tear, casualty and force majeure events excepted; (ii) not enter into or terminate any leases or other agreements affecting the Property except upon obtaining Purchaser’s prior written consent, which consent may be withheld in its sole and absolute discretion; (iii) not to enter into any agreement, arrangement or understanding, whether formal, informal, conditional or unconditional, to sell the Property with any third party; or (iv) not to enter into any service agreement, management agreement or other comparable agreement which will survive Closing.

b. No Further Encumbrance. From and after the Effective Date, Seller shall not alienate, lien, encumber or otherwise transfer all or any interest in the Property (other than to Purchaser at the Closing).

c. No Marketing. From and after the Effective Date, Seller shall not market, solicit, negotiate, or enter into any agreement with any party other than Purchaser for the sale or interest in the Property.

d. Future Notices. Seller shall promptly deliver to Purchaser any notices it may hereafter receive from time to time that, if not delivered to Purchaser, would cause the representations and warranties set forth in Section 6(a)(i) herein to be untrue in any material respect if made after Seller’s receipt of any such notices.

8. Closing.

a. Date and Place. The Closing of the sale of the Property by Seller to Purchaser (the “Closing”) shall occur at 2:00 p.m. eastern standard time on December 20, 2006, or such earlier date as the parties may agree in writing (the “Closing Date”). The Closing shall occur in the offices of Seller’s counsel, McKenna Long & Aldridge LLP, 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308 or at such other location as the parties may agree in writing.

b. Seller’s Obligations at Closing. At Closing (or earlier, to the extent provided below), Seller shall deliver, or cause to be delivered, to Purchaser the following:

(1) Limited Warranty Deed. Seller shall execute and deliver to Escrow Agent for recording a Limited Warranty Deed, in the form attached hereto as Exhibit G (the “Limited Warranty Deed”), executed and acknowledged by Seller, conveying fee simple title to the Property to Purchaser, subject to taxes not yet due and payable, matters disclosed on the Survey, and Permitted Exceptions, and any Title Objection subsequently waived by Purchaser;

(2) Owner’s Title Policy. At Closing, CHICAGO TITLE INSURANCE COMPANY (working in conjunction with Chicago Title Insurance Company, National Business Unit, 16969 Von Karman Avenue, Suite 200, Irvine, California 92606, Attention: Mr. John Premac or another reputable title insurance company designated prior to the end of the Feasibility Period and reasonably acceptable to Purchaser (collectively, the “Title Company”) shall be willing to issue and deliver to Purchaser an ALTA standard coverage owner’s policy of title insurance, insuring ownership to the Real Property in Purchaser, in the amount of the Purchase Price, subject to the Permitted Exceptions, and any Title Objection subsequently waived by Purchaser (the “Owner’s Title Policy”). Purchaser shall pay the premium for the Owner’s Title Policy and for any endorsements to the Owner’s Policy it requests at or before Closing;

(3) Tenant Estoppel Certificates; SNDAs. At least two (2) business days before the date of Closing, Seller shall cause to be executed and delivered to Purchaser an executed estoppel certificate in substantially the form attached hereto as Exhibit B (the “Tenant Estoppel”) from Ozburn-Hessey Logistics, LLC (“Ozburn”), provided that without limiting changes to the estoppel certificate form which may be acceptable to Purchaser, Purchaser agrees that changes made by such tenant to qualify statements in the estoppel certificate regarding the status of performance of any of the landlord’s obligations under the Lease to the effect that such assertion is made to the best of their knowledge, to their actual knowledge or similar statements will be acceptable to Purchaser. Seller shall request the Tenant Estoppel from Ozburn in the form attached as Exhibit “B” hereto. Purchaser acknowledges and agrees that no statements or certifications will be required to be included in the Estoppel Certificate regarding whether any tenants at the Property are obligated to pay (or reimburse) for any of the management fees and expenses for the Property. If Purchaser fails to furnish Seller with a written notice of disapproval (which notice, in order to be effective, must include Purchaser’s specific objections), within three (3) business days from the date of Purchaser’s receipt thereof, such Tenant Estoppel will be deemed approved by Purchaser. Within three (3) business days of the Effective Date, Seller shall send the Tenant Estoppel to Ozburn and shall use commercially reasonable efforts to obtain such Tenant Estoppel prior to the end of the Feasibility Period. As a condition precedent to Purchaser’s obligation to purchase the Real Property, Purchaser shall have received the Tenant Estoppel prior to the Closing Date duly executed by Ozburn not disclosing the existence of any default under the Ozburn Lease and containing information materially consistent with the Ozburn Lease. To the extent the Tenant Estoppel is not received, Seller shall not be deemed in default hereunder, but Purchaser shall have the right to terminate this Agreement by written notice to Seller delivered on the Closing Date, obtain a return of the Deposit and neither party shall have further rights or remedies, except as otherwise provided hereunder. In addition, Seller agrees that within three (3) business days following the Effective Date Seller shall deliver to Ozburn a subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit K (“SNDA”) and shall use commercially reasonable efforts to deliver the SNDA to Purchaser prior to Closing duly executed by Ozburn, provided, however, in no event shall the delivery of the SNDA to Purchaser be a condition to Closing hereunder nor shall any failure to deliver such SNDA to Purchaser constitute a breach or default by Seller hereunder or provide Purchaser with any right to terminate this Agreement;

(4) Assignment and Assumption of Leases and Contracts. An Assignment and Assumption of Leases and Service Contracts, signed by Seller, in the form attached hereto as Exhibit H (“Assignment and Assumption of Leases and Contracts”);

(5) Bill of Sale. A bill of sale, signed by Seller, in the form attached hereto as Exhibit I, conveying all of Seller’s right, title and interest in and to the Personal Property to Purchaser (“Bill of Sale”);

(6) FIRPTA Affidavit. A certificate of Seller in the form required of an entity transferor as set forth in Section 1.1445- 2(b)(iii) of the Regulations under Section 1445 of the Internal Revenue Code of 1986 and any state, local or other required withholding exemption certificates, all signed by Seller;

(7) Tenant Notice Letter. Notices to all lessees under the Leases for the Property, signed by Seller, in a form mutually acceptable to Purchaser and Seller;

(8) Owner’s Affidavit; Gap Indemnity. An Owner’s Affidavit and Gap Indemnity in the form attached hereto as Exhibit J or such other form which is reasonably acceptable to Seller and the Title Company;

(9) Closing Certificate. A certificate executed by Seller certifying that all representations and warranties of Seller set forth in this Agreement continue to be true and correct in all material respects;

(10) Delivered Documents. All originals (and where originals are not available, copies) of the Delivered Documents for the Property;

(11) Keys. All keys for the Property specifically identified to reflect their respective unit locks;

(12) Other Instruments. Seller shall execute and deliver such other documents as are customarily executed in the State of Georgia in connection with the conveyance of real and personal property, all in form and content reasonably acceptable to Purchaser and Seller, including without limitation, closing statements, releases, affidavits (i.e., gap, broker lien waiver, mechanics’ lien, parties in possession and affidavit of residence confirming no withholding of Georgia taxes is required), evidences of authority to execute the documents, and any other instruments that may reasonably be required by the Escrow Agent or Title Company to close the transaction contemplated hereunder; and

(13) Possession. Seller shall deliver possession of the Property to Purchaser at Closing, subject to the Leases to the extent still effective on and after Closing, matters disclosed on the Survey, and Permitted Exceptions, and any Title Objection subsequently waived by Purchaser.

c. Purchaser’s Obligations at Closing.

(1) Payment of Purchase Price. At the Closing, Purchaser shall, through Escrow Agent, pay to Seller the Purchase Price in cash (or by wire transfer of funds, which shall constitute “cash” for purposes of this Agreement), less the amount of the Deposit to be paid to Seller at the Closing or previously delivered to Seller, and subject to any adjustments for prorations and other credits provided for in this Agreement;

(2) Assignment and Assumption of Leases and Contracts. The Assignment and Assumption of Leases and Contracts signed by Purchaser;

(3) Closing Certificate. A certificate executed by Purchaser certifying that all representations and warranties of Purchaser set forth in this Agreement continue to be true and correct in all material respects; and

(4) Other Instruments. Purchaser shall execute and deliver such other documents as are customarily executed in the State of Georgia in connection with the conveyance of real property, including all required closing statements, disclosures, releases, affidavits, evidences of authority to execute the documents, and any other instruments that may reasonably be required by the Escrow Agent or Title Company to close the transaction contemplated hereby.

d. Taxes and Prorations. All real estate taxes and assessments assessed with respect to the Property for the year 2006 shall be the responsibility of Seller and shall be paid by Seller at or before Closing. All taxes, assessments, levies or charges assessed with respect to the Property for all years after 2006 shall be the responsibility of Purchaser.

e. Proration of Rent. All rents, additional rents, percentage rents, operating costs, pass throughs and other sums and charges paid by tenants under the Leases (collectively, “Rent”) and all other revenue, if any, derived from the Property, shall be pro rated as of the Apportionment Time (based on periods to which they relate and are applicable, and regardless of when payable). Any prepaid rent (excluding the Security Deposits (as herein defined)), shall be paid by Seller to Purchaser at the Closing. Any Rent received (net of Purchaser’s cost of collection) from tenants after the Closing shall be applied in the following order of priority: First, to the payment of the current Rent then due, this amount to be retained by Purchaser; Second, to delinquent rent arising after the Closing, this amount to be retained by Purchaser; Third, to the payment of delinquent rent due for the month in which the Closing occurs, this amount shall be prorated between Purchaser and Seller; and Fourth, to the payment of delinquent rent (including, but not limited to additional rent due as a result of any reconciliation) due (but not collected by Seller) for months prior to the month in which the Closing occurs, this amount to be delivered to Seller. Seller acknowledges and agrees that in the event that Seller receives any Rent after the Closing Date, Seller will promptly remit Purchaser’s share of all such amounts to Purchaser. The “Apportionment Time” shall mean as of 11:59 P.M. McDonough, GA time on the date immediately preceding the Closing.

f. Additional Rent Reconciliation. To the extent that any additional rent (including, without limitation, estimated payments for operating expenses and/or real estate taxes) (collectively, “Additional Rents”) are paid by tenants to landlord under the Leases based on an estimated payment basis (monthly, quarterly, or otherwise) for which a future reconciliation of actual Additional Rents to estimated payments is required to be performed at the end of a reconciliation period, Purchaser and Seller shall make an adjustment at the Closing for the applicable reconciliation period (or periods, if the Leases do not have a common reconciliation period) based on a comparison of the actual Additional Rents to the estimated payments at the Closing. If, as of the Closing, Seller has received Additional Rents in excess of the amount that tenants will be required to pay, based on the actual Additional Rents as of the Closing, Purchaser shall receive a credit in the amount of such excess. If, as of the Closing, Seller has received Additional Rents that are less than the amount that tenants would be required to pay based on the actual Additional Rents as of the Closing, Purchaser shall deliver to Seller the amount of such deficiency within thirty (30) days of the reconciliation pursuant to which the tenants’ payments of such deficient amounts are received by Purchaser.

g. Security Deposits. At the Closing, Seller shall deliver to Purchaser an amount of money equal to all refundable security deposits previously paid to Seller by tenants of the Property and not previously refunded to the tenant or otherwise applied by Seller in accordance with the Lease in question and applicable law (“Security Deposits”). Security Deposits (cash or otherwise) shall be credited against the Purchase Price payable by Purchaser at Closing, adjusted to reflect any charges properly made against such Security Deposit by Seller prior to the date hereof. With respect to any security deposits that are evidenced by letters of credit, Seller shall deliver to Purchaser at the Closing such letters of credit together with such assignment documents reasonably requested by Purchaser to assign such letters of credit to Purchaser.

h. Leasing Commissions and Tenant Improvements. Upon or before the Closing, Seller shall pay in full and provide reasonable evidence to Purchaser of such payment (a) all leasing commissions and finder’s fees due to leasing or other agents for the current remaining term of each Lease entered into prior to the Effective Date, excluding specifically, however, unexercised renewal terms and unexercised expansions of any of such Leases and (b) all tenant improvement allowances owed to any tenants under the Leases with respect to any tenant improvement work completed prior to the Effective Date.

i. Closing Costs. Seller and Purchaser each agree to pay the following costs at the Closing:

(1) Paid by Seller. Seller agrees to pay the cost of transfer, sales use, excise, and other taxes, assessments and charges applicable to, or arising from, the transfer of any or all the Property to Purchaser (including, without limitation, documentary transfer taxes), Seller’s legal fees, real estate commissions and brokerage fees payable to CB Richard Ellis, Inc. (“CBRE”) by separate listing agreement, recording fees and one-half of the escrow fees and charges.

(2) Paid by Purchaser. Purchaser agrees to pay all other closing costs, including, without limitation, the cost of the Owner’s Title Policy, Purchaser’s legal fees, and the cost of the surveys. Purchaser shall reimburse Seller for the cost of updating the Surveys in accordance with Section 5(b) above, and Purchaser shall also be responsible for any costs and expenses to further modify or update the Surveys.

j. Escrow Agent Authorized to Complete Blanks. If necessary, Escrow Agent is authorized to insert the Closing Date in any blanks in the Closing documents.

k. Recordation and Delivery of Funds and Documents. When Purchaser and Seller have satisfied their respective Closing obligations under Sections 8(b) and 8(c) hereof and each of the conditions under Sections 9(a) and 9(b) hereof have either been satisfied or waived, Escrow Agent shall promptly undertake all of the following in the manner indicated and as more particularly instructed in Purchaser’s and Seller’s Closing instructions to be delivered to Escrow Agent on or before Closing:

(1) Prorations. Prorate and allocate all matters as described in Section 8 hereof;

(2) Recording. Cause the Limited Warranty Deed and any other documents which the parties hereto may mutually direct, to be recorded in the official records of the county in which the Property is located in the order set forth in Purchaser’s and Seller’s Closing instructions;

(3) Funds. Disburse funds deposited by Purchaser with Escrow Agent towards payment of all items chargeable to the account of Purchaser pursuant to this Agreement, including, without limitation, the payment of the Purchase Price to Seller;

(4) Document Delivery. Deliver originals and conformed copies of all documents to Seller and Purchaser, as appropriate; and

(5) Owner’s Title Policy. Direct the Title Company to issue the Owner’s Title Policy to Purchaser.

9. Conditions Precedent.

a. The obligation of Purchaser to complete the purchase of the Property and to close under this Agreement is subject to the satisfaction of each of the following conditions:

(i) Seller shall have performed or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the time of the Closing.

(ii) The representations and warranties of Seller set forth in this Agreement shall remain true and correct in all material respects on and as of the Closing Date.

(iii) There shall not have been filed by or against Seller at any time prior to the Closing any bankruptcy, reorganization or arrangement petition.

(iv) Purchaser shall have received and approved each of the Tenant Estoppel Certificates required to be delivered to Purchaser pursuant to Section 8.b(3).

(v) Seller shall have provided Purchaser with evidence reasonably acceptable to Purchaser that Seller owns fee simple title to the Property immediately prior to the conveyance of the Property to Purchaser.

(vi) Seller shall have provided Purchaser with a Certificate of Compliance executed by Southern Region Industrial Realty, Inc. in substantially the form attached hereto as Exhibit F.

(vii) Seller shall have provided Purchaser with an Estoppel Certificate executed by Seller in the form attached hereto as Exhibit L.

(viii) No Material Change (as defined below) shall have occurred with respect to the Property after the end of the Feasibility Period and prior to the Closing that has not been approved by Purchaser. Seller shall notify Purchaser in writing of any Material Change promptly after Seller learns of the same. Purchaser shall have ten (10) days following receipt of written notice from Seller of any such Material Change within which to approve or disapprove of the same. Purchaser’s failure timely to approve of a Material Change shall be deemed Purchaser’s approval thereof. For purposes of this Agreement, a “Material Change” shall mean the occurrence of any event or discovery of any fact that would render any of Seller’s representations and warranties set forth in this Agreement untrue in any material respect, or a change or potential change in the status of the use, occupancy, zoning or physical condition of the Property that does or would reasonably be likely to materially adversely affect the use, occupancy, zoning, physical condition or value of the Property, ordinary and reasonable wear and tear excepted.

If any of such conditions is not satisfied (or waived by Purchaser in writing), then, without limiting any other rights or remedies Purchaser may have in connection therewith, Purchaser shall have the right to terminate this Agreement by notifying Seller of the same in writing. If Purchaser exercises such termination right, then, without limiting any other rights or remedies of Purchaser, Escrow Agent shall promptly return the Deposit to Purchaser.

b. The obligation of Seller to complete the sale of the Property and to close under this Agreement is subject to the satisfaction of each of the following conditions:

(i) Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the time of the Closing.

(ii) The representations and warranties of Purchaser set forth in this Agreement shall remain true and correct in all material respects on and as of the Closing Date.

(iii) There shall not have been filed by or against Purchaser at any time prior to the Close of Escrow any bankruptcy, reorganization or arrangement petition.

If any of such conditions is not satisfied (or waived by Seller in writing), then, without limiting any other rights or remedies Seller may have in connection therewith, Seller shall have the right to terminate this Agreement by notifying Purchaser of the same in writing. If Seller exercises such termination right, then Escrow Agent shall promptly deliver the Deposit to Seller.

10. Defaults and Liquidated Damages.

a. If Purchaser fails to purchase the Property when it is obligated under the terms of this Agreement and this Agreement is terminated as a result thereof, Seller, as its sole and exclusive remedy, shall be entitled to the Deposit as liquidated damages, it being agreed between Purchaser and Seller that the Deposit amount constitutes a reasonable estimate of the amount of damages to be incurred by Seller as a result of a default by Purchaser which results in the termination of this Agreement, and the Deposit shall be paid to Seller as liquidated damages for a default of Purchaser under this Agreement which results in the termination of this Agreement because of the difficulty, inconvenience and uncertainty of ascertaining actual damages for such default.

b. If, on or before Closing, Purchaser is ready, willing and able to take title to the Property in accordance with this Agreement, and Seller fails to close in violation of this Agreement and convey title due to Seller’s breach of any material obligation, covenant, representation or warranty, or if a condition to Purchaser’s obligation to close has not been satisfied as a result of Seller’s material actions or omissions, which condition was an obligation of Seller hereunder, Purchaser’s sole and exclusive remedy shall be the right to exercise any one of the following remedies:

(i) Purchaser shall have the right to terminate this Agreement by notice to Seller and to obtain reimbursement from Seller of Purchaser’s documented third party out-of-pocket expenses in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000.00), in which event the Deposit shall be paid to Purchaser, and thereupon all obligations of the parties under this Agreement shall terminate, except for those obligations that expressly survive by their terms; or

(ii) Purchaser shall have the right to waive the breach, or default or other closing condition and proceed to consummate the transaction contemplated hereby without any adjustment of the Purchase Price in accordance with the provisions of this Agreement; or

(iii) Purchaser may seek specific performance of Seller’s obligations hereunder.

(iv) Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before thirty (30) days following the date of Closing, or having given such notice, fails to file a lawsuit asserting said claim or cause of action in a court of competent jurisdiction within forty-five (45) days following the date of Closing.

11. Brokers. Conditioned upon and subject to the closing of this transaction, Seller agrees to pay the real estate broker’s commission to CBRE in connection with the sale of the Property and Seller indemnifies, defends and holds harmless Purchaser for any and all costs, brokerage commissions, or other charges due to CBRE in connection with this transaction. Purchaser agrees to indemnify, defend and hold harmless Seller from all loss, damage, cost, expense and liability relating to any claim for a commission by any person or entity (other than CBRE) with respect to this transaction, claiming by, through or under Purchaser. Seller agrees to indemnify, defend and hold harmless Purchaser from all loss, damage, cost, expense and liability relating to any claim for a commission by any person or entity with respect to this transaction, claiming by, through or under Seller.

12. Like Kind Exchange. The parties agree and acknowledge that this Agreement may be assigned by Purchaser or Seller in order to complete a like kind exchange intended to qualify under Section 1031 of the Internal Revenue Code of 1986, as amended (an “Exchange”). Purchaser and/or Seller agree to execute a consent form (and no other documents), provided, that non-initiating party shall incur no cost, expense or liability in connection with such Exchange, and the initiating party shall indemnify the other against any such cost, expense or liability incurred by the non-initiating party in connection with, or as a result of, such Exchange. In no event shall the initiating party’s consummation of such Exchange constitute a condition precedent to such initiating party’s obligations under this Agreement nor shall such Exchange modify any of the dates and times for performance set forth in this Agreement, and such initiating party’s failure or inability to consummate such Exchange shall not be deemed to excuse or release such initiating party from its obligations under this Agreement. In no event shall any such assignment in connection with an Exchange release the initiating party of its obligations under this Agreement or any document executed pursuant to the terms hereof, including, without limitation, its indemnity obligations hereunder, or affect in any manner any of such initiating party’s representations or covenants set forth in this Agreement.

13. Casualty; Condemnation.

a. In the event of the occurrence of any of the following prior to the Closing: (i) the commencement of any eminent domain or condemnation proceedings with respect to any material portion of the Property, or (ii) any casualty to any material portion of the Property, Purchaser shall have the right to terminate this Agreement by written notice to Seller until the earlier of ten (10) days after the date Purchaser receives written notice of such damage, taking or condemnation, or the Closing Date. For purposes of this Section 13, “material portion” shall mean any one of the following: the cost to repair any damage to the Property or the amount of any condemnation award is reasonably expected to exceed $1,000,000, (ii) access to or parking on the Property is materially adversely affected, (iii) the condemnation and/or damage results in the Property violating any laws or failing to comply with zoning or any covenants, conditions or restrictions affecting the Property, or (iv) the condemnation and/or damage entitles any tenant to terminate its Lease. If Purchaser elects to terminate this Agreement, the Deposit shall be returned to Purchaser, and Seller and Purchaser shall be relieved of any further obligations hereunder, except for those obligations that expressly survive by their terms.

b. In the event of (x) the occurrence of any casualty to any immaterial portion of the Property, (y) the occurrence of an eminent domain or condemnation proceeding with respect to an immaterial portion of the Property, or (z) if Purchaser does not terminate this Agreement pursuant to Section 13(a) above, the obligations of the parties hereunder shall be unaffected and the parties shall proceed to Closing. In such case, Seller shall deliver to Purchaser, at Closing, as applicable, condemnation proceeds received by Seller or the proceeds, if any, of all insurance coverage applicable to such damage previously received by Seller (or an assignment of all insurance and/or condemnation (as applicable) proceeds applicable thereto) and Purchaser shall be entitled to receive a credit at Closing for the amount of any deductible. Seller covenants and agrees to maintain commercially reasonable property insurance coverage with respect to the Real Property during the term of this Agreement.

14. Miscellaneous.

a. No Assignment. Neither this Agreement nor any of Purchaser’s rights hereunder may be assigned or transferred by Purchaser without the prior written consent of Seller, except that Purchaser may assign its rights hereunder to an entity that is a REIT (or that is wholly owned directly or indirectly by a REIT) for which Purchaser or an entity controlling, controlled by, or under the common direct or indirect control by an entity which controls Purchaser acts as the investment advisor upon the following conditions: (i) all of the Deposit must have been delivered in accordance with Section 3, (ii) Purchaser shall remain primarily liable for the performance of Purchaser’s obligations hereunder arising on or before the Closing, and (iii) a copy of the fully executed written assignment and assumption agreement (reasonably satisfactory to Seller), shall be delivered to Seller at or prior to Closing pursuant to which such assignee assumes all of the obligations of Purchaser under this Agreement.

b. Notices.

Any and all notices and demands by any party hereto to any other party or Escrow Agent, required or desired to be given hereunder shall be in writing and shall be validly given or made only if personally delivered or deposited in the United States mail, certified or registered, postage prepaid, return receipt requested or if made by Federal Express or other similar delivery service keeping records of deliveries and attempted deliveries or by facsimile with electronically confirmed receipt. Service shall be conclusively deemed made upon receipt if personally delivered or delivered by facsimile, or if delivered by mail or delivery service, on the first business day delivery is attempted or upon receipt, whichever is sooner.

(1) Any notice or demand to Seller shall be addressed to Seller at:

DP Industrial LLC.

c/o DP Partners

1200 Financial Boulevard

Reno, Nevada 89502

Telephone #317-858-8080 Facsimile #775-856-0831

Attention: Bruce D. Storey/Melanie Cass

with a copy to

McKenna Long & Aldridge LLP

303 Peachtree Street, Suite 5300

Atlanta, Georgia 30308

Telephone #404-527-4149 Facsimile #404-527-4819

Attn: Jess A. Pinkerton

(2) Any notice or demand to Purchaser shall be addressed to Purchaser at:

KBS Capital Advisors LLC

1133 21st Street NW, Suite 400

Washington, DC 20036

Telephone # 202-822-1363 Facsimile # 202-822-1340

Attention: Peter Doherty

with a copy to

KBS Capital Advisors LLC

620 Newport Center Drive, Suite 1300

Newport Beach, CA 92660

Telephone # 949-417-6555 Facsimile # 949-417-6523

Attention: James Chiboucas, Esq.

and to

Morgan, Lewis & Bockius

5 Park Plaza, Suite 1750

Irvine, CA 92614

Telephone # 949-399-7145 Facsimile # 949-399-7001

Attention: L. Bruce Fischer, Esq.

(3) Any notice or demand to Escrow Agent shall be addressed to Escrow Agent at:

Chicago Title Company

16969 Von Karman Avenue, Suite 200

Irvine, CA 92606

Telephone # 949-263-0126 Facsimile # 949-263-0356

Attention: Joy Eaton

(4) Any notice or demand to Title Company shall be addressed to Title Company at:

Chicago Title Company

16969 Von Karman Avenue, Suite 200

Irvine, CA 92606

Telephone # 949-263-0133 Facsimile # 949-263-0344

Attention: George Bull

(5) The parties, Escrow Agent and Title Company may change their address for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the others, which notice of change of address shall not become effective, however, until the actual receipt thereof by the others.

c. Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns. Subject to Section 14, this Agreement is not intended to create, and shall not create, any rights in any person who does not execute this Agreement as a party hereto.

d. Severability. If any of the terms and conditions hereof shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other of the terms and conditions hereof and the terms and conditions hereof thereafter shall be construed as if such invalid illegal or unenforceable terms or conditions had never been contained herein.

e. Entire Agreement. The terms and conditions hereof relating to the subject matter described herein (i) constitute the entire agreement and understanding between the Seller and the Purchaser, (ii) supersede all prior agreements, and understandings, written or oral, between the Purchaser and the Seller, and (iii) may not be modified or amended except by an instrument mutually executed and delivered by the Seller and the Purchaser.

f. Time. Time is of the essence to the performance of any provision of this Agreement. If the date for performance of any provisions of the Agreement is a Saturday, Sunday, or banking holiday (in the State of Georgia), the date for performance shall be extended until the next day that is not a Saturday, Sunday or banking holiday.

g. Interpretation. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

h. Waiver. Either the Purchaser or the Seller may specifically waive any breach of the terms and conditions hereof by the other party, but no waiver specified in this Section shall constitute a continuing waiver of similar or other breaches of the terms and conditions hereof. Except as otherwise provided in Section 10, all remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive.

i. Attorney’s Fees. Should either the Purchaser or the Seller employ an attorney or attorneys to enforce any of the terms and conditions hereof, or to protect any right, title, or interest created or evidenced hereby, the non prevailing party in any action pursued in courts of competent jurisdiction shall pay to the prevailing party all reasonable costs, damages, and expenses, including attorneys’ fees, expended or incurred by the prevailing party.

j. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of Georgia. Each party hereby consents to the personal jurisdiction of any court of competent subject matter jurisdiction sitting in the State of Georgia, and to the service of process in accordance with the laws of the State of Georgia and any rules applicable to any such court.

k. Headings. The headings herein are for reference purposes only and shall not affect the meaning or interpretation of the terms and conditions hereof.

l. Effective Date. The Effective Date of this Agreement shall be the later of the dates that this Agreement is executed by Purchaser or Seller.

m. Counterparts. This Agreement may be executed in counterparts. Each counterpart of this Agreement shall constitute an original, and all such counterparts taken together shall constitute one and the same agreement.

n. Mutual Contribution. This Agreement has been drafted on the basis of mutual contribution of language and is not to be construed against any parties hereto as being the drafter or causing the same to be drafted.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

Executed by Purchaser on December 15, 2006.

“PURCHASER”

KBS Capital Advisors LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory

Executed by Seller on December 15, 2006

“SELLER”

DP Industrial LLC, a Delaware limited liability company

By:	DP Venture CO. LLC, a Delaware limited liability company, its Manager

	By:	DP Investors Co, LLC, a Delaware limited liability company, its Managing Member

		By:	/s/ Michael C. Dermody
Michael C. Dermody,
Its: Managing Member

LIST OF EXHIBITS

Exhibit A	-	Legal Description
Exhibit B	-	Tenant Estoppel Certificate
Exhibit C	-	List of Leases
Exhibit D	-	Outstanding Lease Commissions and Tenant Allowances
Exhibit E	-	List of Service Contracts
Exhibit F	-	Certificate of Compliance
Exhibit G	-	Limited Warranty Deed
Exhibit H	-	Assignment and Assumption of Leases and Contracts
Exhibit I	-	Bill of Sale
Exhibit J	-	Owner’s Affidavit
Exhibit K	-	SNDA
Exhibit L	-	Estoppel Certificate